Exhibit 5.2
May 19, 2010
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
Ladies and Gentlemen:
     We have acted as special Nevada counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), of $450,000,000 aggregate principal amount of the Company’s 8 5/8% Senior Notes Due 2017 (the “Exchange Notes”), which will contain guarantees (the “Exchange Guarantees”) by certain subsidiaries of the Company (collectively, the “Guarantors”), including, without limitation, Belterra Resort Indiana, LLC, a Nevada limited liability company (“Belterra”), PNK (Reno), LLC, a Nevada limited liability company (“PNK Reno”), and Yankton Investments, LLC, a Nevada limited liability company (“Yankton” and, together with Belterra and PNK Reno, the “Nevada Subsidiary Guarantors”). The Exchange Notes and Exchange Guarantees, when issued, will be governed by that certain Indenture, dated as of August 10, 2009, by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of February 5, 2010, by and among the Company, the Guarantors and the Trustee (as so supplemented, the “Indenture”). This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the form of the Exchange Guarantees, the articles of organization and operating agreement, as amended to date, of each of the Nevada Guarantors, and such other documents, agreements, instruments and limited liability company records and proceedings, as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers, managers and other representatives of the Company and the Nevada Subsidiary Guarantors, as applicable, and from public officials, and have relied upon, as to factual matters only, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein.
     Without limiting the generality of the foregoing, in rendering this opinion letter, we have assumed without independent verification that (i) each natural person executing a document has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iii) all limited liability company records made available to us by the Nevada Subsidiary Guarantors, and all public records we have reviewed, are accurate and complete.
     We are qualified to practice law in the State of Nevada. The opinion set forth herein are expressly limited to the laws of the State of Nevada, and we do not purport to be experts on, or to
100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614     702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com     702.382.8135 fax

Pinnacle Entertainment, Inc.
May 19, 2010

express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.
     Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that each of the Exchange Guarantees to which a Nevada Guarantor is a party has been duly authorized by such Nevada Subsidiary Guarantor.
     The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.
     We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP